Exhibit n(2)
[SUTHERLAND ASBILL & BRENNAN LLP]
THOMAS E. BISSET
Direct Line: (202) 383-0118
Internet: thomas.bisset@sutherland.com
April 29, 2011
VIA EDGAR
Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, IA 50266

Re:	Farm Bureau Life Variable Account (File No. 333-87766)
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 for Farm Bureau Life Variable Account (File No. 333-87766). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
/s/ Thomas E. Bisset
Thomas E. Bisset